Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX ACQUIRES RIGHTS TO ANUSOL-HC® AND

PROCTOCORT® PRODUCTS FROM KING

PHARMACEUTICALS

RALEIGH, NC, July 1, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that it has acquired exclusive U.S. rights to Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg) from King Pharmaceuticals, Inc. (NYSE:KG). The two cream products are topical corticosteroids indicated for relief of the inflammatory and pruritic (itching) manifestations of corticosteroid-responsive dermatoses. The two suppository products are indicated for use in inflamed hemorrhoids and postirradiation proctitis, as well as an adjunct in the treatment of chronic ulcerative colitis and other inflammatory conditions.

Salix paid $13 million cash for the four products. The Company entered into a supply agreement for the suppository products and the Anusol cream product with King Pharmaceuticals; an alternate supply arrangement with a contract manufacturer is being put in place for the Proctocort cream product.

“We believe Anusol-HC and Proctocort can serve an important role in helping gastroenterologists and other physicians provide effective treatment of inflammatory and pruritic conditions,” stated Ellen Marth McKim, Salix Vice President, Marketing. “Salix has the opportunity to grow the sales of these products based upon several key attributes, including the flexibility provided by the multiple dosage forms and strengths of the four products, and the fact that these products represent the only branded product line available in a suppository formulation for internal use supplemented by a cream formulation for external use.”

Carolyn Logan, Salix President and Chief Executive Officer commented, “Our market research indicates that our gastroenterologist-focused efforts and attention should enable us to grow the sales of these products. The acquisition of these products once again speaks to our commitment to gastroenterologists and their patients and positions us to capitalize on the synergy created by our expanding portfolio of related products.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN™, AZASAN®, and now Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated Mesalamine is under development. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, competition, intellectual property risks, management of rapid growth, the need to acquire additional products, and regulatory risks. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.